UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ANAVEX LIFE SCIENCES CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if
other than the Registrant)

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ANAVEX LIFE SCIENCES CORP.
630 Fifth Avenue, 20th Floor, New York, NY 10111

Dear Stockholder:

You are invited to attend the 2025 Annual Meeting of Stockholders of Anavex Life Sciences Corp., which will be held virtually on Tuesday, June 10, 2025 10:00 a.m. Eastern Daylight Time.

Details regarding the meeting and the business to be conducted are described in the accompanying proxy statement. The proxy statement contains information on matters to be voted upon at the 2025 Annual Meeting of Stockholders or any adjournments or postponements of that meeting. In addition to considering the matters described in the proxy statement, we will report on matters of interest to our stockholders.

We are pleased to inform you that instead of a paper copy of our proxy materials, most of our stockholders will be mailed a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”). The Notice of Internet Availability contains instructions on how to access proxy materials and how to submit your proxy over the Internet. The Notice of Internet Availability also contains instructions on how to request a paper copy of our proxy materials, if desired. All stockholders who do not receive a Notice of Internet Availability will be mailed a paper copy of the proxy materials. Furnishing proxy materials over the internet allows us to provide our stockholders with the information they need in a timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The proxy statement explains more about proxy voting, so please read it carefully. Please complete, date, sign and return the accompanying proxy in the enclosed envelope, or vote online or by telephone using the instructions included on the proxy card, to ensure the presence of a quorum at the meeting. Even if you have voted by proxy, and you attend the meeting, you may, if you prefer, revoke your proxy and vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a legal proxy issued in your name from the record holder.

On or about April 25, 2025, we expect to mail to our stockholders the Notice of Internet Availability that contains notice of the Meeting and instructions on how to access our proxy materials on the internet, how to vote at the Meeting and how to request printed copies of the proxy materials. The Proxy Statement and 2024 Annual Report will be available at https://web.viewproxy.com/Anavex/2025.

We look forward to your continued support.

Sincerely,
/s/ Christopher Missling, PhD.
Christopher Missling, PhD.
Chief Executive Officer
April 25, 2025

PROXY STATEMENT FOR THE
2025 MEETING OF STOCKHOLDERS
______________________

Anavex Life Sciences Corp. (“we,” “us,” “our,” “Anavex,” or the “Company”) is providing these proxy materials in connection with the 2025 Annual Meeting of Stockholders of Anavex Life Sciences Corp. (the “2025 Meeting”). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2025 Meeting.

QUESTIONS AND ANSWERS ABOUT THE 2025 Meeting

Q:	When and where is the 2025 Meeting?

A:	The 2025 Meeting is being held on Tuesday, June 10, 2025, 10:00 a.m., Eastern Daylight Time (EDT). The 2025 Meeting will be a completely virtual meeting, which will be conducted via live webcast. Stockholders who properly register to attend the 2025 Meeting may attend the 2025 Meeting by clicking on the link provided in the e-mail sent to you after you have successfully registered. You will need the password to access the virtual 2025 Meeting that you will be receiving two days prior to the meeting. To allow ample time for check-in procedures, we encourage you to access the virtual meeting webcast 20 minutes prior to the beginning of the meeting by clicking on the link provided in the email that will be sent to you after you successfully register. If you have difficulties checking in or during the 2025 Meeting, please call Alliance Advisors technical support at 866-612-8937 or email virtualmeeting@viewproxy.com

Q:	Who is entitled to vote at the 2025 Meeting?

A:	Holders of Anavex Life Sciences Corp. common stock, par value $0.001 per share (“Common Stock”), at the close of business on April 21, 2025, the record date for the 2025 Meeting (the “Record Date”) established by our board of directors (the “Board”), are entitled to receive notice of the 2025 Meeting (the “Meeting Notice”), and to vote their shares at the 2025 Meeting and any related adjournments or postponements. The Meeting Notice, proxy statement and form of proxy are first expected to be made available to stockholders on or about April 25, 2025.

As of the close of business on the Record Date, there were 85,371,852 shares of our Common Stock outstanding and entitled to vote. Holders of our Common Stock are entitled to one vote per share at the 2025 Meeting. Holders of the Common Stock are collectively referred to herein as the Company’s “stockholders.” At the 2025 Meeting, there are a total of 85,371,852 possible votes with respect to the outstanding shares of capital stock entitled to vote at the 2025 Meeting.

Q:	How do I register to attend the 2025 Meeting?

A:

If you own shares of Common Stock registered in your name on the books of our transfer agent, as of the close of business on the Record Date for the 2025 Meeting, you are a stockholder of record. To register, please visit https://web.viewproxy.com/Anavex/2025 and click “Registration for Registered Holders” and enter your name, address and phone number and click submit.

If you hold shares of Common Stock in an account at a broker, bank, trust or other nominee as of the close of business on the Record Date for the 2025 Meeting, you are a beneficial owner, rather than a stockholder of record. To register, please visit https://web.viewproxy.com/Anavex/2025 and click “Registration for Beneficial Holders” and enter your name, phone number and email, and click submit. If you wish to vote electronically at the 2025 Meeting, please upload during registration or email a copy of your legal proxy that you have obtained from your bank or broker to virtualmeeting@viewproxy.com.

Q:	Can I vote my shares by filling out and returning the Meeting Notice?

A:	No. The Meeting Notice identifies the items to be voted on at the 2025 Meeting, but you cannot vote by marking the Meeting Notice and returning it.

Q:	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:	If your shares are registered in your name as evidenced and recorded in the stock ledger maintained by the Company and our transfer agent, you are a stockholder of record. If your shares are held in the name of your broker, bank or other nominee, these shares are held in street name.

If you are a stockholder of record and you have requested printed proxy materials, we have enclosed a proxy card at the end of this proxy statement for you to use. If you hold your shares in street name through one or more banks, brokers or other nominees, you will receive the Meeting Notice, together with voting instructions, from the third party or parties through which you hold your shares. If you requested printed proxy materials, your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or other nominee regarding how to vote your shares.

Q:	What are the quorum requirements for the 2025 Meeting?

A:	The presence in person or by proxy of at least one third (33.3%) of the issued and outstanding shares entitled to vote at the 2025 Meeting constitutes a quorum. Your shares will be counted as present at the 2025 Meeting for purposes of determining whether there is a quorum if a proxy card has been properly submitted by you or on your behalf, or you vote in person at the 2025 Meeting. Abstaining votes and broker non-votes are counted for purposes of establishing a quorum.

Q:	What matters will the stockholders vote on at the 2025 Meeting?

The stockholders will vote on the following proposals:

●

Proposal 1. Election of Directors. To elect six (6) members of our Board, each to hold office until the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

	●	Proposal 2. Ratification of Independent Registered Public Accounting Firm. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.
	●	Proposal 3. Approval of an Amendment to the 2022 Omnibus Incentive Plan. To approve an amendment to our 2022 Omnibus Incentive Plan.

Q:	What vote is required to approve these proposals?

A:	Provided a quorum is present, the following are the voting requirements for each proposal:

	●	Proposal 1. Election of Directors. Each of the six (6) nominees who receive an affirmative vote of the holders of a majority of the Common Stock having voting power present in person or represented by proxy at the 2025 Meeting shall be elected.

	●	Proposal 2. Ratification of Independent Registered Public Accounting Firm. The Company’s independent registered public accounting firm, Grant Thornton LLP, will be ratified if the holders of a majority of the Common Stock having voting power present in person or represented by proxy at the 2025 Meeting vote in favor of the proposal.

	●	Proposal 3. Approval of an Amendment to the 2022 Omnibus Incentive Plan. The Amendment to the 2022 Omnibus Incentive Plan will be approved if the holders of a majority of the Common Stock having voting power present in person or represented by proxy at the 2025 Meeting vote in favor of the proposal.

Q:	What are the Board’s voting recommendations?

A:	Our Board recommends that you vote your shares:

	●	“FOR” each of the six (6) directors nominated by our Board as directors, each to serve until the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified;

	●	“FOR” the ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm;

	●	“FOR” the approval of the amendment to the 2022 Omnibus Incentive Plan

Q:	How do I vote?

A:	You may vote by any of the following methods:

●	By internet or telephone. You may also vote over the internet at www.AALVote.com/AVXL or vote by telephone at 866.804.9616. Please see your proxy card for voting instructions.
●

By mail. If you elected to receive printed proxy materials by mail, you may vote by signing and returning the proxy card provided. Please allow sufficient time for mailing if you decide to vote by mail.

●	Virtually during the Annual Meeting. You may vote by attending the 2025 Meeting online. Please register at https://web.viewproxy.com/Anavex/2025 and enter your stockholder information provided on the Notice of Internet Availability or proxy card mailed to you. A voting link will be available during the virtual meeting.

If you need assistance voting, please reach out to our Investor Relations department at 844.689.3939.

Q:	How can I change or revoke my vote?

A:	You may change your vote as follows:

●

Stockholders of record. You may change or revoke your vote by submitting a written notice of revocation to Anavex Life Sciences Corp., 630 Fifth Avenue, 20th Floor, New York, NY 10111, Attention: Christopher Missling, PhD., Chief Executive Officer, or by submitting another proxy card before the conclusion of the 2025 Meeting. For all methods of voting, the last vote cast will supersede all previous votes.

●	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank, broker or other nominee.

Q:	What if I do not specify a choice for a matter when returning a proxy?

A:	Your proxy will be treated as follows:

Stockholders of record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in street name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Q:	Which ballot measures are considered “routine” or “non-routine”?

A:	The ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm (“Proposal 2”) is considered to be a routine matter under applicable rules. The election of directors (“Proposal 1”), and the approval of the amendment to the 2022 Omnibus Incentive Plan (“Proposal 3”) are considered non-routine matters. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1 and 3.

Q:	How are abstentions and broker non-votes treated?

A:	Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present at the Annual Meeting. Broker non-votes will have no effect on Proposals 1 and 3. Broker non-votes are not expected to occur with respect to Proposal 2 since it is considered to be a routine matter but if any broker non-votes do occur, they will have no effect on Proposal 2.

Abstentions will be counted as votes present and entitled to vote on the proposals considered at the Annual Meeting and, therefore, will have the effect of votes against Proposals 1, 2 and 3.

Q:	Could other matters be decided at the 2025 Meeting?

A:	As of the date of the filing of this proxy statement, we were not aware of any other matters to be raised at the 2025 Meeting other than those referred to in this proxy statement.

If other matters are properly presented at the 2025 Meeting for consideration, the proxy holders for the 2025 Meeting will have the discretion to vote on those matters for stockholders who have submitted a proxy card.

Q:	How are proxies solicited and what is the cost?

A:	We are making, and we will bear all expenses incurred in connection with the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile or in person. Following the original mailing of the Meeting Notice, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our capital stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:	What should I do if I have questions regarding the 2025 Meeting?

A:	If you have any questions about the 2025 Meeting or would like additional copies of any of the documents referred to in this proxy statement, you should contact our Investor Relations department at 844.689.3939.

Q:	How can I find out the results of the voting at the 2025 Meeting?

Preliminary voting results will be announced at the 2025 Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the 2025 Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the 2025 Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election for the meeting, who will separately count votes “For”, “Against”, abstentions, and, if applicable, broker non-votes applicable for each proposal.

Q:	What should I do if I have technical difficulties when trying to attend the 2025 Meeting?

A:

There will be technicians ready to assist you with any technical difficulties you may have accessing the annual meeting live audio webcast. Please be sure to check in by 9:45 a.m. ET on June 10, 2025, the day of the meeting, so that any technical difficulties may be addressed before the annual meeting live audio webcast begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 866-612-8937.

PROPOSAL 1 – ELECTION OF DIRECTORS

General

At the 2025 Meeting, a board of six directors will be elected, each to hold office until the succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board). All of the director nominees are incumbent directors. Information concerning all director nominees appears below. Management does not anticipate that any of the persons named below will be unable or unwilling to stand for election.

Information Concerning Director Nominees

Skills and Experience	Christopher Missling, PhD	Jiong Ma, PhD	Claus van der Velden, PhD	Athanasios Skarpelos	Steffen Thomas, PhD	Peter Donhauser, D.O.
Independent Director		X	X	X	X	X
International Background	X		X	X	X	X
Healthcare Industry Experience	X					X
Financial Expert*	X		X
IT Security and Cybersecurity Experience		X	X
Intellectual Property Law Expert					X
Public Company directorship experience		X		X

*as defined by applicable SEC and NASDAQ rules

Background information about the Board’s nominees for election, as well as information regarding additional experience, qualifications, attributes or skills that led the Board to conclude that the nominee should serve on the Board, is set forth below:

Christopher Missling, PhD. Christopher Missling, age 59, has over twenty years of healthcare industry experience in big pharmaceutical, biotech and investment banking. Most recently, from March 2007 until his appointment by our Company, Dr. Missling served as the head of healthcare investment banking at Brimberg & Co. in New York, New York. In addition, Dr. Missling served as the Chief Financial Officer of Curis, Inc. (NASDAQ: CRIS) and ImmunoGen, Inc. (NASDAQ: IMGN). Dr. Missling earned his MS and PhD from the University of Munich and an MBA from Northwestern University Kellogg School of Management and WHU Otto Beisheim School of Management. Dr. Missling has served as President, Chief Executive Officer and Director for the Company since July 2013.

Jiong Ma, PhD. Jiong Ma, age 61, has over 25 years of experience in investing, building, and scaling of companies with a focus on innovative product launches in digital health, technology and the new energy transition. Dr. Ma has been a General Partner of Phoenix Venture Partners since July 2024. She has served as director of SES AI Corporation (NYSE: SES) since February 2022 and has served as Lead Independent Board Director beginning in 2023. She also chairs the Compensation Committee, and is a member of Audit, Nominating, and Strategic Investment Committee. Dr. Ma served as senior partner and a member of the investment committee at Braemar Energy Ventures (“Braemar”) from 2008 to 2020. While at Braemar, Dr. Ma led investments in more than 15 companies involved in either resource efficiency, e-mobility, industrial digitalization, renewable energy, or deep tech, and has achieved multiple successful exits through M&A and IPO. Dr. Ma has significant knowledge and expertise in the technology industry, including information security. Prior to Braemar Energy Ventures, she was with the Venture Capital Group at 3i Group, a global private equity firm, from 2004 to 2007 where she led investments across multiple stages in Digital Health, TMT and Cleantech. Preceding the Venture Capital Group at 3i, Dr. Ma held several senior positions at Lucent Technologies and Bell Labs from 1997 to 2004. Her responsibilities included lead roles in product portfolio strategy, new product launches for Optical and Data Networking, and research and product development. Dr. Ma was also a founding team member of Onetta Inc., a fiber networks company. She has a PhD in Electrical and Computer Engineering from the University Colorado Boulder and an MS in Electrical Engineering from Worcester Polytechnic Institute. Dr. Ma is a Kauffman Fellow. Dr. Ma has served on the Board since May 2021.

Claus van der Velden, PhD. Claus van der Velden, PhD, age 52, brings significant expertise in management, accounting, internal controls, information security and risk management. Since May 2021, he has served as Managing Director (Chief Financial Officer) of NetCologne GmbH, a regional telecommunication provider in Germany. From July 2011 to May 2021, he served as corporate head of Management Accounting, Internal Audit and Risk Management at Stroeer SE & Co KGaA, a publicly listed German digital media company. As the prior head of internal audit at Stroeer SE & Co KGaA, Dr. van der Velden has experience in the area of information security risk assessment, and the internal control tools, processes, and policies needed to counter information security threats. Previously, Dr. van der Velden served as the Director of Corporate Business Controlling for the Nutrition & Health business unit at Cognis, a worldwide supplier of global nutritional ingredients and specialty chemicals. In this position, he was also a compliance representative and a member of the global leadership team. After the acquisition of Cognis by BASF, he was responsible for the management accounting processes of the BASF Nutrition & Health division, developing and producing mostly natural-source ingredients for the food and healthcare industries. Dr. van der Velden started his career as a strategy consultant at an international marketing and strategy consultancy firm. He studied in Kiel and Stockholm and received a degree in economics from the University of Kiel and later obtained his doctorate in business management from the WHU-Otto Beisheim School of Management where he also previously taught economics. Dr. van der Velden has served on the Board since March 2018.

Athanasios Skarpelos. Athanasios (Tom) Skarpelos, age 58, is a self-employed investor with over 20 years of experience working with private and public companies with a focus on biotechnology companies involved in drug discovery and drug development projects. His experience has led to relationships with researchers at academic institutes in Europe and North America. Mr. Skarpelos is a founder of Anavex. Mr. Skarpelos has served on the Board since January 2013.

Steffen Thomas, PhD. Steffen Thomas, age 59, has over 15 years of experience as a European patent attorney and is currently practicing, since September 2011, at Epping Hermann Fischer, a major intellectual property law firm in Europe. Previously, he worked for Japan-based Takeda Pharmaceutical Company, the largest pharmaceutical company in Asia and a top firm worldwide, as an in-house patent attorney. Prior to that, he worked for Nycomed Pharma, acquired by Takeda in 2011 for approximately USD $10 billion. Dr. Thomas’ legal practice covers drafting of patent applications, prosecuting patent applications before national and international patent offices, defending and challenging patents in opposition, appeal, and nullity proceedings, enforcing patents before the infringement courts, and preparing opinions on patentability and infringement in the technical field of chemistry. Dr. Thomas has particular expertise in small molecule pharmaceuticals. He holds MS and PhD degrees in Chemistry from the University of Munich. Dr. Thomas has served on the Board since June 2015.

Peter Donhauser, D.O., Peter Donhauser, age 59, had more than 20 years of expertise in clinical research prior to practicing osteopathic medicine with an integrated medical approach in private practice beginning in 2000. He worked at the University Hospital of Munich in the fields of geriatrics and neuromusculoskeletal diseases. During this time, he was a clinical trial investigator in multiple Phase 3 studies, including studies sponsored by Merck Sharp & Dohme, Merck, Boehringer Mannheim, Roche, Servier and Sanofi. He received his human medicine degree at the University of Munich and Doctor of Osteopathic Medicine (D.O.) from the German-American Academy for Osteopathy, or DAAO, a member of the European Register for Osteopathic Physicians, or EROP, at the Philadelphia College of Osteopathic Medicine. Dr. Donhauser has served on the Board since February 2017.

Corporate Governance

General

This section describes key corporate governance practices that we have adopted. We have adopted a Code of Ethics, which applies to all our officers, directors and employees, and corporate governance guidelines and charters for our Audit Committee, Compensation Committee and our Nominating and Corporate Governance Committee. Copies of our Code of Ethics and corporate governance charters are posted on the Investors section of our website, www.anavex.com/corporate-governance, which you can access free of charge. Information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We intend to disclose on our website any amendments to, or waivers from, our code of business conduct and ethics that are required to be disclosed by law or by Nasdaq listing standards.

Director Independence.

Under the Nasdaq Stock Market Rules, the Board has a responsibility to make an affirmative determination that those members of its Board that serve as independent directors do not have any relationships with the Company and its businesses that would impair their independence. The Board has determined that that Christopher Missling, PhD is not independent as that term is defined by Nasdaq 5605(a)(2) because Dr. Missling serves as our President, Chief Executive Officer, and Secretary.

The Board has determined that Jiong Ma, Claus van der Velden, Athanasios Skarpelos, Steffen Thomas and Peter Donhauser and are independent as that term is defined by Nasdaq 5605(a)(2) and the applicable rules of the SEC.

 Director Nominations. Our Board has a Nominating and Corporate Governance Committee that identifies individuals qualified to become Board members and recommends to the Board proposed nominees for Board membership.

Director candidates are considered based upon a variety of criteria, including demonstrated business and professional skills, experience relevant to our business and strategic direction, concern for long-term stockholder interests, personal integrity, and sound business judgment. The Board seeks men and women from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders’ diversity of opinion and insight in the areas most important to us and our corporate mission. Notwithstanding the same, we do not have a formal policy concerning the diversity of the Board. All director candidates must have time available to devote to the activities of the Board. We also consider the independence of director candidates, including the appearance of any conflict in serving as a director. A director who does not meet all of these criteria may still be considered for nomination to the Board, if our independent directors believe that the candidate will make an exceptional contribution to us and our stockholders.

Generally, when evaluating and recommending candidates for election to the Board, the Board will conduct candidate interviews, evaluate biographical information and background material, and assess the skills and experience of candidates in the context of the then current needs of the Company. In identifying potential director candidates, the Board may also seek input from the executive officers and may also consider recommendations by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by such directors. The Board will also consider director candidates recommended by stockholders to stand for election at the annual meeting of stockholders so long as such recommendations are submitted in accordance with the procedures described below under “Stockholder Recommendations for Board Candidates.”

Board Leadership Structure. The Board is composed of a majority of independent directors and the Chief Executive Officer of the Company.

Our Board has appointed an independent Board Chair, Dr. Jiong Ma. As Board Chair, Dr. Ma has the authority, among other things, to call and preside over meetings of our Board, to set meeting agendas, and to determine materials to be distributed to the Board. The Company believes separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of our Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in the best interests of the Company and its stockholders.

The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each have oversight over specific areas of responsibility, as discussed further below.

Board Role in Risk Oversight. The Board is responsible for oversight of the Company’s risk management process. The Board administers this oversight function directly through the Board as a whole, as well as through the committees of the Board. Areas of focus include economic risk, operational risk, financial risk (accounting, investment or liquidity, and tax), competitive risk, legal and regulatory risk, cybersecurity risk and compliance and reputational risks. The Board is supported by regular reporting by management, which is designed to give the Board visibility over the Company’s operations and activities to adequately identify key risks and understand management’s risk mitigation strategies.

The Audit Committee reviews information regarding liquidity and operations and oversees our management of financial risks. Periodically, the Audit Committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the Audit Committee includes the Principal Financial Officer reporting directly to the Audit Committee at least quarterly to provide an update on management’s efforts to manage risk.

The Board and Board Committees

The Board. The Board met five times during fiscal 2024. All of these meetings were regularly scheduled meetings. During fiscal year 2024, each incumbent director attended 75% or more of the Board and relevant Board committee meetings for the periods during which each such director served. Directors are not required to attend annual meetings of our stockholders. One director from the Board attended the 2024 Annual Meeting.

Audit Committee and Audit Committee Financial Experts

The members of the Audit Committee are Claus van der Velden (Committee Chair), Steffen Thomas and Jiong Ma. Our Board has determined that (a) each of the current Audit committee members is independent as defined in the listing standards of Nasdaq, (b) each of the current Audit Committee members is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, and (c) Claus van der Velden is an “audit committee financial expert” as defined by applicable SEC and Nasdaq rules.

The Audit Committee oversees and reports to our Board on various auditing and accounting-related matters, including, among other things, the maintenance of the integrity of our financial statements, reporting process and internal controls, the selection, evaluation, compensation and retention of our independent registered public accounting firm, legal and regulatory compliance, including our disclosure controls and procedures, and oversight over our risk management policies and procedures.

The Audit Committee operates under a charter that was adopted by our Board and which is available on our website at www.anavex.com/corporate-governance. The Audit Committee met four times during fiscal 2024.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission (the “SEC”). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered accounting firm its independence from the Company and management. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the Company for the fiscal year ended September 30, 2024 be included in the Annual Report on Form 10-K for the year ended September 30, 2024 filed with the SEC on December 23, 2024.

MEMBERS OF THE AUDIT COMMITTEE

Claus van der Velden (Committee Chair)

Steffen Thomas

Jiong Ma

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Claus van der Velden (Committee Chair), Steffen Thomas and Peter Donhauser.

The Nominating and Corporate Governance Committee (the “NCG Committee”) is appointed by the Board to oversee and evaluate the Board’s performance and the Company’s compliance with corporate governance regulations, guidelines and principles, to identify individuals qualified to become Board members, to recommend to the Board proposed nominees for Board membership, and to recommend to the Board directors to serve on each standing committee. The NCG Committee seeks to assemble a Board that possesses the appropriate balance of professional and industry knowledge, financial expertise and management experience that is necessary to oversee the Company’s business. The NCG also recognizes the importance of diversity in board composition, including diversity of experience, gender and ethnicity and seeks to continually strive towards optimal diversity.

The NCG Committee operates under a charter that was adopted by our Board and which is available on our website at www.anavex.com/corporate-governance. The NCG Committee met one time during fiscal 2024 and acted by written consent as required.

Compensation Committee

The members of our Compensation Committee are Claus van der Velden (Committee Chair), Steffen Thomas and Peter Donhauser.

The Compensation Committee assists our Board in discharging its responsibilities relating to compensation of our directors and executive officers. Its responsibilities include, among other things: reviewing, approving and recommending compensation programs and arrangements applicable to our officers, determining the objectives of our executive officer compensation programs, overseeing the evaluation of our senior executives, administering our incentive compensation plans and equity-based plans, including reviewing and granting equity awards to our executive officers, and reviewing and approving director compensation and benefits. The Compensation Committee can delegate to other members of our Board, or an officer or officers of the Company, the authority to review and grant stock-based compensation for employees who are not executive officers, however it has not done so.

The Compensation Committee has the responsibilities and authority designated by Nasdaq rules. Specifically, the Compensation Committee has the sole discretion to select and receive advice from a compensation consultant, legal counsel or other adviser and is directly responsible for oversight of their work. The Compensation Committee must also determine reasonable compensation to be paid to such advisors by us.

The Compensation Committee operates under a charter that was adopted by our Board and which is available on our website at www.anavex.com/corporate-governance. The Compensation Committee met two times during fiscal 2024 and also acted by written consent as required.

Anti-Hedging Policy

We have adopted an insider trading policy that, among other things, expressly prohibits all of our employees, including our named executive officers, as well as our directors, and certain of their family members and related entities, from engaging in short sales of our securities, purchases or sales of puts, calls or other derivative securities based on our securities, and purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities.

Insider Trading Policy

We have an Insider Trading Policy that provides guidelines with respect to transactions in our securities by insiders and the handling of our confidential information and the confidential information of the companies with which we engage in transactions or do business. The policy promotes compliance with U.S. federal, securities laws that prohibit certain persons who are aware of material non-public information relating to us from (1) purchasing, selling, or otherwise engaging in transactions in our securities, or (2) providing material non-public information to other persons who may trade on the basis of that information. Our policy further prohibits such persons from engaging in transactions involving any loan, pledge or other transfer of beneficial ownership of the Company’s securities without obtaining advance clearance of the proposed transaction from our Insider Trading Compliance Officer.

Stockholder Recommendations for Board Candidates

Under its charter, the NCG Committee is responsible for considering potential director nominees submitted by stockholders. The NCG Committee does not have a formal policy with respect to the consideration of director candidates recommended by stockholders because historically, the Company has not received recommendations from its stockholders and the cost of establishing and maintaining procedures for the consideration of stockholder nominations would be overly burdensome. The NCG Committee will consider a recommendation only if appropriate biographical information and background material are provided on a timely basis, accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent (5%) of our Common Stock for at least one (1) year as of the date that the recommendation is made. To submit a recommendation for a nomination, a stockholder may write to the Board, at our principal office, Attention: Chair of the Nominating and Corporate Governance Committee.

The NCG Committee will evaluate any such candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members, assuming that appropriate biographical and background material is provided for candidates recommended by stockholders and the process for submitting the recommendation is followed.

To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Company nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 29, 2026.

Stockholder Communications with the Board

Stockholders may, at any time, communicate with any of our directors by mailing a written communication to Anavex Life Sciences Corp., 630 Fifth Avenue, 20th Floor, New York, NY 10111, Attention: Christopher Missling, PhD., Chief Executive Officer. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then forward such correspondence, without editing or alteration, to the Board or to the specified director(s) on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submissions will be reviewed and considered. The Board may also request the submitting stockholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such stockholder.

 Vote Required

The six (6) nominees receiving an affirmative vote of the holders of a majority of the Common Stock having voting power present in person or represented by proxy shall be elected. This Proposal 1 is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares, your shares will not be counted as votes cast on this Proposal 1. Broker non-votes will have no effect on the outcome of this Proposal 1. Abstentions will have the effect of votes against Proposal 1.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NOMINEE.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Grant Thornton LLP to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2025. Our stockholders are being provided the opportunity to ratify the appointment for the fiscal year ending September 30, 2025. Representatives of Grant Thornton LLP are expected to be present at the 2025 Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed or expected to be billed to our Company for professional services rendered by our independent registered public accounting firm, Grant Thornton, LLP for the fiscal years ended September 30, 2024 and 2023:

	2024	2023
Audit Fees	$446,250	$444,098
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$446,250	$444,098

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audits of our financial statements, reviews of our interim financial statements included in quarterly reports, services performed in connection with regular filings with the Commission for the fiscal years ended September 30, 2024 and 2023 in connection with statutory and regulatory filings or engagements.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Registered Public Accounting Firm

Our Audit Committee pre-approves all services provided by our independent registered public accounting firms. All of the above services and fees were reviewed and approved by our Audit Committee.

Our Audit Committee has considered the nature and amount of fees billed by Grant Thornton LLP and believes that the provision of services for activities unrelated to the audit was compatible with maintaining Grant Thornton LLP’s independence.

Vote Required for Approval

The foregoing Proposal 2 will be approved if the holders of a majority of the Common Stock having voting power present in person or represented by proxy vote in favor of the proposal. Broker non-votes, if any, will have no effect on the outcome of this Proposal 2. Abstentions will have the effect of votes against Proposal 2.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF GRANT THORNTON LLP AS ITS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2025.

Proposal 3—Approval of AMENDMENT TO Anavex Life Sciences Corp. 2022 Omnibus Incentive Plan

Background

The Company currently maintains the Anavex Life Sciences Corp. 2022 Omnibus Incentive Plan, adopted by our stockholders on May 24, 2022 (the “Plan”).

The purpose of the Plan is to enhance the Company’s ability to attract and retain qualified officers, nonemployee directors, employees, consultants, and advisors, and to motivate those individuals to serve the Company and to improve the business results and earnings of the Company, by providing to such individuals an opportunity to acquire or increase a direct proprietary interest in the operations and future of the Company. The Plan also allows the Company to promote greater ownership in the Company by our service providers in order to align their interests more closely with the interests of the Company’s stockholders.

The Board has approved and is recommending that the Company’s stockholders approve an amendment to the Plan (the “Amendment|”) to:

●

Increase the number of shares of common stock that are reserved for issuance under the Plan by 4,000,000 shares. As of April 25, 2025, 10,000,000 shares of the Company’s common stock were reserved under the Plan, of which approximately 3,978,702 were available for future issuances. Accordingly, if the Amendment is approved, approximately 7,978,702 shares would be available for future issuance under the Plan.

●	Establish a minimum vesting period of one year for all awards granted under the Plan and limit discretion to accelerate the vesting of awards upon a separation from service, with exceptions permitted only with respect to (i) substituted awards, (ii) acceleration of vesting in the event of a change in control or the death or disability of the participant and (iii) with respect to awards covering 5% or fewer of the total number of shares authorized under the Plan. The

●	Prohibit liberal share recycling by prohibiting (i) the re-use of shares withheld or delivered to satisfy the exercise price of a stock option or stock appreciation right or other applicable purchase price of an award or to satisfy tax withholding requirements and (ii) “net share counting” upon the exercise of stock options or stock appreciation rights.

The material features of the Plan are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the Plan, the full text of which is set forth as Annex A to our Proxy Statement dated April 11, 2022, and by reference to the specific provisions of the Amendment, the full text of which is set forth as Annex A to this Proxy Statement.

Corporate Governance Aspects of Plan

The Plan has been designed to include a number of provisions that promote sound corporate governance practices by reinforcing the alignment between incentive compensation arrangements for eligible plan participants and our stockholders’ interests. These provisions include, but are not limited to, the following:

●	Clawback. Plan awards are subject to clawback under any applicable Company clawback policy and all applicable laws requiring the clawback of compensation.

●	Forfeiture upon Cause Termination. All plan awards held by a participant may be forfeited upon the participant’s termination for “cause” (as defined in the Plan).

●	No Discounted Stock Options or Stock Appreciation Rights (“SARs”). Stock options and SARs generally may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

●	No Repricing without Stockholder Approval. The Plan specifically prohibits the repricing of options or SARs without stockholder approval.

●	Limitation on Terms of Stock Options and SARs. The maximum term of each stock option and SAR is 10 years.

●	No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.

●	No Evergreen Provision. The Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance will be automatically replenished.

●	No Automatic Grants. The Plan does not provide for automatic grants to any participant.

●	No Tax Gross-Ups. The Plan does not provide for any tax gross-ups.

●	Acceleration for Non-Employee Directors. The Plan provides for automatic vesting of awards upon a “change in control” (as defined in the Plan) for non-employee directors only. With respect to all other service providers, the Plan does not provide for automatic vesting. Rather, awards may be subject to automatic vesting only if the applicable award agreement provides for automatic vesting.

●	Dividends. We do not pay dividends or dividend equivalents on stock options, SARs, or unearned performance awards under the plan.

●	Multiple Award Types. The plan permits the issuance of non-qualified stock options, ISOs, SARs, restricted stock units (“RSUs”), restricted shares, and other types of equity grants, subject to the share limits of the plan, as well as cash awards, as further described under “Types of Awards” below. This breadth of award types will enable the Compensation Committee to tailor awards in light of the accounting, tax, and other standards applicable at the time of grant. Historically, these standards have changed over time.

●	Independent Oversight. The Plan is administered by a committee of independent Board members.

●	Minimum Vesting Requirements. If the Amendment is approved, except in the case of substitute awards (which are awards granted in substitution for stock and stock-based awards held by employees of another entity who become employees of ours or of our affiliates as a result of a merger, consolidation or acquisition) awards granted under the Plan will be subject to a minimum vesting period of one year (with exceptions permitted only with respect to acceleration of vesting in the event of a change in control or the death or disability of the participant). Notwithstanding the foregoing, the Compensation Committee may grant awards without the above-described minimum vesting requirement with respect to awards covering 5% or fewer of the total number of shares authorized under the Plan.

●	Prohibition on Liberal Share Recycling. If the Amendment is approved, the Plan will prohibit the re-use of shares withheld or delivered to satisfy the exercise price of a stock option or stock appreciation right or other purchase price of an award or to satisfy tax withholding requirements. The Plan will also prohibit “net share counting” upon the exercise of stock options or stock appreciation rights.

Description of the Plan

The principal features of the Plan are summarized below. The following summary of the Plan does not purport to be a complete description of all of the provisions of the Plan. It is qualified in its entirety by reference to the complete text of the Plan, which is set forth as Annex A to our Proxy Statement dated April 11, 2022.

Eligibility

Awards may be granted under the Plan to officers, employees, nonemployee directors, consultants, and advisors of the Company and its affiliates. ISOs may be granted only to employees of the Company or its subsidiaries. As of the Record Date, approximately 47 individuals would be eligible to receive awards under the Plan (based on the flexible definition of eligible participant in the Plan), including 2 executive officers, approximately 40 employees or consultants and 5 nonemployee directors. However, the Company historically has granted awards under its equity compensation plans to a total of approximately 30-35 employees, consultants and directors, in the aggregate, in any given fiscal year.

Administration

The Plan may be administered by the Board or the Compensation Committee. The Board has delegated to the Compensation Committee the authority to administer the Plan. The Compensation Committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted, and the terms and conditions of such awards.

Number of Authorized Shares

If the Amendment is approved, the number of shares of Common Stock that would be available for future issuance under the Plan is 7,978,702 shares, representing approximately 9.4 % of the Common Stock on a fully diluted basis outstanding as of the Record Date. Stockholders will be approving this share limit as part of the approval of Proposal 3. In addition, any shares now subject to outstanding awards under the Plan, the Anavex Life Sciences Corp. 2019 Omnibus Incentive Plan (the “2019 Plan”), or the Company’s 2015 Omnibus Incentive Plan (the “2015 Plan”) that subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares will automatically become available for issuance under the Plan. If the Amendment is approved, shares of stock that are surrendered to or withheld in payment or satisfaction of the exercise or purchase price of an award under the 2019 Plan or 2015 Plan or any tax withholding obligation with respect to an award under the 2019 Plan or 2015 Plan subsequent to such approval will not become available for future grants. Stockholder approval of the Amendment will also enable the Company to grant additional incentive stock options (“ISOs”) under the Plan that are designed to qualify for special tax treatment under Internal Revenue Code (the “Code”) Section 422. The shares of Common Stock issuable under the Plan will consist of authorized and unissued shares, treasury shares, or shares purchased on the open market or otherwise.

If any award is cancelled, terminates, expires, or lapses for any reason prior to the issuance of shares or if shares are issued under the Plan and thereafter are repurchased by, forfeited to, or surrendered to the Company at no more than cost, the shares subject to such awards and the repurchased, forfeited, or surrendered shares will not count against the aggregate number of shares of Common Stock available for grant under the Plan. If the Amendment is approved, shares issuable under an award that are withheld by or surrendered to the Company in payment of the option price, purchase price, or taxes due in connection with the award will continue to count against the aggregate number of shares of Common Stock available for grant under the Plan. In addition, the following items will not count against the aggregate number of shares of Common Stock available for grant under the Plan: (1) the payment in cash of dividends or dividend equivalents under any outstanding award, (2) any award that is settled in cash rather than by issuance of shares of Common Stock, or (3) awards granted in assumption of or in substitution for awards previously granted by an acquired company.

Awards to Nonemployee Directors

The Board shall determine the maximum value that may be granted in stock-based awards during any one year to a nonemployee director (based on the fair market value of the shares underlying the award as of the applicable grant date in the case of restricted shares, RSUs, or other stock-based awards, and based on the applicable grant date fair value for accounting purposes in the case of options or SARs). Stock-based awards made to a nonemployee director at such director’s election in lieu of all or a portion of his or her retainer for service on the Board and any Board committee, however, shall not be counted towards the limit.

Adjustments

Changes in Common Stock. If (i) the number of outstanding shares of Common Stock is increased or decreased or the shares are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in the shares effected without receipt of consideration by the Company occurring after the effective date of the Plan or (ii) there occurs any spin-off, split-up, extraordinary cash dividend, or other distribution of assets by the Company, then (A) the number and kinds of shares for which grants of Plan awards may be made, (B) the number and kinds of shares for which outstanding awards may be exercised or settled, and (C) the performance goals relating to outstanding awards will be equitably adjusted by the Company. In addition, in the event of any such increase or decrease in the number of outstanding shares or other transaction described in clause (ii) above, the purchase prices of outstanding options and SARs will be equitably adjusted.

Effect of Certain Transactions. Except as otherwise provided in an award agreement, in the event of a “corporate transaction” (as defined in the Plan), the Plan and the awards under it will continue in effect in accordance with their respective terms, except that after a corporate transaction either (1) each outstanding award will be treated as provided for in the agreement entered into in connection with the corporate transaction or (2) if not so provided in such agreement, each grantee will be entitled to receive for each share subject to any outstanding awards, upon exercise or payment or transfer in respect of any award, the same number and kind of stock, securities, cash, property, or other consideration that each Company stockholder was entitled to receive in the corporate transaction for one share. However, unless otherwise determined by the Board, such stock, securities, cash, property, or other consideration will remain subject to all of the terms and conditions (including performance criteria) that were applicable to the awards before the corporate transaction. Without limiting the generality of the foregoing, the treatment of outstanding options and SARs under this paragraph for a corporate transaction where the consideration paid or distributed to our stockholders is not entirely shares of Common Stock of the acquiring or resulting corporation may include the cancellation of outstanding options and SARs upon the corporate transaction as long as, at the election of the Board, (A) the holders of affected options and SARs have been given a period of at least 15 days before the date of the consummation of the corporate transaction to exercise the options or SARs (to the extent otherwise exercisable) or (B) the holders of the affected options and SARs are paid (in cash or cash equivalents) in respect of each share covered by the option or SAR being canceled an amount equal to the excess, if any, of the per share price paid or distributed to our stockholders in the corporate transaction over the exercise price.

Types of Awards

The Plan permits the granting of any or all of the following types of awards:

●	Stock Options. Stock options entitle the holder to purchase a specified number of shares of Common Stock at a specified price (the exercise price), subject to the terms and conditions of the stock option grant. The Compensation Committee may grant either ISOs, which must comply with Code Section 422, or non-qualified stock options. The Compensation Committee sets exercise prices of stock options, except that options must be granted with an exercise price not less than 100% of the fair market value of our common stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). At the time of grant, the Compensation Committee also determines the other terms and conditions of stock options, including the quantity, vesting periods, term (which cannot exceed 10 years), and other conditions on exercise.

●	Stock Appreciation Rights. The Compensation Committee may grant SARs, as a right in tandem with the number of shares underlying stock options granted under the Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option, and the grant price of a freestanding SAR is determined by the Compensation Committee in accordance with the procedures described above for stock options. Exercise of an SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot exceed 10 years, and the term of a tandem SAR cannot exceed the term of the related stock option.

●	Restricted Shares, RSUs, and Other Stock-Based Awards. The Compensation Committee may grant restricted shares, which are shares of our common stock subject to specified restrictions, and RSUs, which represent the right to receive shares of our common stock in the future. These awards may be made subject to repurchase, forfeiture, or vesting restrictions at the Compensation Committee’s discretion. The restrictions may be based on continuous service with the Company or the attainment of specified performance goals, as determined by the Compensation Committee. RSUs may be paid in stock or cash or a combination of stock and cash, as determined by the Compensation Committee. The Compensation Committee may also grant other types of equity or equity-based awards subject to the terms and conditions of the Plan and any other terms and conditions determined by the Compensation Committee.

●	Performance Awards. The Compensation Committee may grant performance awards, which entitle participants to receive a payment from the Company, the amount of which is based on the attainment of performance goals established by the Compensation Committee over a specified award period. Performance awards may be denominated in shares of our common stock or in cash, and may be paid in stock or cash or a combination of stock and cash, as determined by the Compensation Committee.

●	Cash Awards. The Compensation Committee may also grant cash awards under the Plan.

Minimum Vesting Requirements

If the Amendment is approved, except in the case of substitute awards, awards granted under the Plan will be subject to a minimum vesting period of one year (provided that accelerated vesting may be permitted, at the discretion of the Compensation Committee, in the event of a change in control or the death or disability of the participant). Notwithstanding the foregoing, the Compensation Committee may grant awards without the minimum vesting requirement with respect to awards covering 5% or fewer of the total number of shares authorized under the Plan.

Clawback

All cash and equity awards granted under the Plan will be subject to all applicable laws regarding the recovery of erroneously awarded compensation, any implementing rules and regulations under such laws, any policies adopted by the Company to implement such requirements, and any other compensation recovery policies as may be adopted from time to time by the Company.

Section 162(m)

Under Code Section 162(m), we may be prohibited from deducting compensation paid to certain of our executive officers in excess of $1 million per person in any year.

Transferability

Awards under the Plan are not transferable other than by will or the laws of descent and distribution, except that in certain instances where approved by the Compensation Committee transfers may be made to or for the benefit of designated family members of the participant for no value.

Change in Control

For any Plan awards outstanding as of the date of a “change in control” (as defined in the Plan), either of the following provisions will apply, depending on whether, and the extent to which, awards are assumed, converted, or replaced by the resulting entity in the change in control, unless otherwise provided by the award agreement:

●	To the extent Plan awards are not assumed, converted, or replaced by the resulting entity in the change in control, then upon the change in control such outstanding awards that may be exercised will become fully exercisable, all restrictions on outstanding awards—other than performance awards—will lapse, and for any outstanding performance awards the target payout opportunities attainable will be deemed to have been fully earned as of the change in control based upon the greater of (1) an assumed achievement of all relevant performance goals at the “target” level or (2) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the change in control, and the awards will become vested pro rata based on the portion of the applicable performance period completed through the date of the change in control.

●	To the extent Plan awards are assumed, converted, or replaced by the resulting entity in the change in control, if, within 24 months after the date of the change in control, the grantee has a separation from service by the Company other than for “cause” (as defined in the Plan) (which may include a separation from service by the grantee for “good reason” if provided in the applicable award agreement), then outstanding awards that may be exercised will become fully exercisable, all restrictions on outstanding awards—other than performance awards—will lapse, and for any outstanding performance awards the target payout opportunities will be deemed to have been fully earned as of the separation from service based upon the greater of: (A) an assumed achievement of all relevant performance goals at the “target” level, or (B) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the change in control, and the awards will become vested pro rata based on the portion of the applicable performance period completed through the date of the change in control.

Term, Termination, and Amendment of the Plan

Unless earlier terminated by the Board, the Plan will terminate on, and no further awards may be granted after, March 25, 2032. The Board may amend, suspend, or terminate the Plan at any time, except that, if required by applicable law, regulation, or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension, or termination of the Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

New Plan Benefits

If the Amendment is approved by our stockholders, there will be 4,000,000 additional shares available under the Plan for awards to officers, employees, and nonemployee directors. The benefits to be received by grantees in the normal course under the Plan cannot be determined at this time because grants under the Plan are made at the discretion of the Compensation Committee.

Effective Date

The Amendment will be effective as of the date it is approved by our stockholders.

Equity Compensation Plan Table

The following table presents information on the Company’s equity compensation plans as of September 30, 2024. All outstanding awards relate to our common stock.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	22,050,553	7.02	5,462,202
Equity compensation plans not approved by security holders	—	—	—
Total	22,050,553	7.02	5,462,202

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the Plan generally applicable to the Company and to participants in the Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local, or foreign tax laws.

Non-qualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a non-qualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a non-qualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.

Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an ISO. If a participant exercises an ISO during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time). If a participant sells or otherwise disposes of the shares acquired upon exercise of an ISO after the later of (1) one year from the date the participant exercised the option or (2) two years from the grant date of the option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an ISO before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both non-qualified stock options and ISOs, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of an SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of an SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Restricted Shares, RSUs, and Performance Awards. A participant generally will not have taxable income upon the grant of restricted shares, RSUs, or performance awards. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted shares only, a participant may instead elect to be taxed at the time of grant.

Other Stock- or Cash-Based Awards. The U.S. federal income tax consequences of other stock- or cash- based awards will depend upon the specific terms and conditions of each award.

Tax Consequences to the Company. In the foregoing cases, we may be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code (specifically, Code Section 162(m)).

Code Section 409A. We intend that awards granted under the Plan will comply with, or otherwise be exempt from, Code Section 409A, but make no representation or warranty to that effect.

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the Plan until all tax withholding obligations are satisfied.

Vote Required

The foregoing Proposal 3 will be approved if the holders of a majority of the Common Stock having voting power present in person or represented by proxy vote in favor of the proposal. This Proposal 3 is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares, your shares will not be counted as votes cast on this Proposal 3. As such, broker non-votes will have no effect on the outcome of this Proposal 3. Abstentions will have the effect of votes against Proposal 3.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” Approval of AN AMENDMENT TO Anavex Life Sciences Corp. 2022 Omnibus Incentive Plan.

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Sandra Boenisch, CPA, CGA, Ms. Boenisch, age 44, is our Principal Financial Officer. She is a Chartered Professional Accountant (CPA, CGA) with over 15 years of accounting, audit and financial reporting experience in a variety of industries, both in the United States and Canada. Ms. Boenisch was an independent consultant, providing financial reporting services to a range of public companies in the United States and Canada since January 2012. From 2008 until 2012, Ms. Boenisch was employed at BDO Canada LLP (Vancouver, BC) where she was hired as a Senior Accountant and was later promoted to Manager, Audit Assurance. Ms. Boenisch specialized in managing assurance engagements for public companies in the United States and Canada. Prior to that, Ms. Boenisch worked for another public accounting firm from 2001 to 2008. As an independent consultant, Ms. Boenisch has acquired considerable experience in finance, governance, and regulatory compliance. She holds a BComm from Laurentian University. Ms. Boenisch has served as Principal Financial Officer and Treasurer for the Company since October 2015.

There are no family relationships among our directors and executive officers. There are no material proceedings to which any director or executive officer or any associate of any such director or officer is a party adverse to our Company or has a material interest adverse to our Company.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation Overview

The Company’s compensation objectives are to offer our named executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled, talented management, which is necessary for the Company to achieve its financial and strategic objectives and create long-term value for our stockholders.

A significant portion of our named executive officer’s compensation is related to factors that directly and indirectly influence stockholder value, including long-term stock performance and operational performance. We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances. The named executive officers who are the subject of this CD&A are Christopher Missling, PhD, our Chief Executive Officer, and Sandra Boenisch, our Principal Financial Officer.

Our Executive Compensation Program and Philosophy

The intent of the Company’s compensation program for our named executive officers is to attract and retain talent, to create incentives for and to reward excellent performance. We seek to compensate our named executive officers in a manner that is competitive, rewards performance that creates stockholder value, recognizes individual contributions, and encourages long-term value creation.

The Compensation Committee meets at least once per year to review and evaluate the compensation of our named executive officers and each officer’s performance. The Compensation Committee utilizes quantitative and qualitative factors, including the accomplishment of initiatives, attitude, and leadership and applies overall judgment to assess performance, taking into account the financial condition of the Company. In setting compensation, the Compensation Committee considers the outcome of the most recent say-on-pay vote, as well as stockholder feedback throughout the year, when making compensation decisions for our executive officers. In our most recent say-on-pay vote, conducted at our 2024 annual meeting of stockholders, held on June 18, 2024, our stockholders approved the compensation of our named executive officers on an advisory basis, with 83.8% of the votes cast in favor of the fiscal 2023 compensation of our named executive officers. Ultimately, the Compensation Committee seeks to evaluate, based on the achievement of financial and nonfinancial objectives, the variable compensation, including special awards, of our named executive officers and decide on the base salary and target discretionary bonus for such persons taking into account relevant benchmark data.

The Compensation Committee believes that a significant portion of each named executive officer’s compensation opportunity should be tied to variable compensation and value creation for stockholders. The Compensation Committee believes this mix provides an appropriate balance between the financial security required to attract and retain qualified individuals, and the Compensation Committee’s goal of ensuring that the compensation of our named executive officers rewards performance that benefits stockholders over the long term.

Compensation Risk Oversight

In administering the compensation program for our named executive officers, the Compensation Committee strives to achieve a balance among the elements of compensation to accomplish the objectives of the program. The Compensation Committee reviews the overall compensation program in the context of the risks that may be presented by the structure of the compensation program and the metrics used to determine compensation under that program. Based upon this review, the Compensation Committee believes that the compensation program for our named executive officers does not create a reasonable likelihood of a material adverse effect on the Company.

Compensation Consultants

The Compensation Committee makes recommendations to the Board regarding the compensation of our named executive officers, including the structure and design of the compensation programs. The Compensation Committee is responsible for retaining and terminating compensation consultants and determining the terms and conditions of their engagement. During fiscal 2024, the Compensation Committee did not engage any compensation consultants.

Elements of Executive Compensation

We focus our named executive officer compensation program on three related but distinct elements: base salary, cash bonuses and stock related compensation.

Base Salary

Base salaries take into consideration a number of factors, including the named executive officer’s job performance, our corporate performance, and compensation practices observed in the market. In its evaluation of performance for the renewal of our Chief Executive Officer’s and Principal Financial Officer’s employment agreements, the Compensation Committee considered our corporate performance, increases in stockholder value and advances in the Company’s clinical trials. In March 2025, after considering the above factors, the annualized base salary of our Chief Executive Officer remained unchanged at $700,000 and the annualized base salary of our Principal Financial Officer also remained unchanged at $279,840 Canadian dollars.

Annual Discretionary Cash Bonuses

The Company has an annual discretionary cash bonus program. We provide such bonuses to motivate executive officers to perform on behalf of general corporate goals and to perform in their areas of responsibility. The Compensation Committee of our Board works with the Chief Executive Officer, on an annual basis, to evaluate the Company’s financial performance of the prior year, and overall financial condition of the Company to determine if discretionary bonuses are to be paid. Our Compensation Committee independently evaluates the performance of our Chief Executive Officer in the prior year, as well as the overall financial condition of the Company to determine if a discretionary bonus of up to 20% of base salary shall be paid.

Equity Compensation

Only our Board, acting in its sole discretion, or the Compensation Committee may grant stock options to our named executive officers. We view stock options as one of the more important components of our long-term, performance-based compensation philosophy. We provide stock options through initial grants at or near the date of hire and subsequent periodic/annual grants. Generally, initial stock option grants vest over a three-year period and have an exercise price equal to the fair market value of our stock at the time of grant. Initial grant amounts are based on ranges that take into consideration a named executive officer’s job responsibilities and competitive market data. We grant periodic additional stock options to reflect the individual’s ongoing contributions to the long-term success and growth of the Company, to incentivize individuals to remain with the Company and to provide a long-term incentive to achieve or exceed our corporate goals. We do not have a program, plan or practice to time stock option grants to our named executive officers in coordination with the release of material nonpublic information. We have not re-priced any of our stock options and do not intend to re-price or otherwise adjust outstanding stock options at any time in the future.

Equity compensation includes stock option grants within the terms of our 2022 Omnibus Incentive Plan. Each named executive officer is eligible for stock option grants under the 2022 Omnibus Incentive Plans which may vest over a required service period, “Time Based Awards”, or upon achievement of certain performance criteria, “Performance Awards”. Generally, our Compensation Committee grants Time Based Awards at or near the date of hire. Such grants are intended to link compensation with stockholder value over time. Subsequent awards are generally granted as Performance Awards, which are intended to align compensation with the Company’s short-term and long-term objectives. Our Compensation Committee selects performance goals that reflect the Company’s short-term and longer-term objectives to ensure named executive officers are rewarded for the successful and timely accomplishment of these objectives. Generally, these performance criteria include milestones in connection with the successful execution and enrollment of the Company’s clinical trial programs.

In March 2025, our Compensation Committee granted options to our Chief Executive Officer and Principal Financial Officer, which vest in four equal tranches based on four performance milestones.

Other Compensation

Other components of the compensation of our named executive officers include employee medical benefit plans and 401(k) benefit plan contributions.

Employee Medical Benefit Plans. Our employee medical and welfare benefit plans include medical, dental, life, disability and accidental death and dismemberment insurance.

401(k) Plan. We have a defined-contribution savings plan under Section 401(k) of the Internal Revenue Code. The plan covers all United States based employees. United States based employees eligible to participate in the plan may contribute up to the current statutory limits under the Internal Revenue Service regulations. The 401(k) plan permits the Company to make additional matching contributions on behalf of contributing employees.

Registered Retirement Savings Plan (RRSP) Plan. We have a defined-contribution savings plan governed by Section 146 (1) of the Income Tax Act of Canada. The plan covers all Canadian based employees. Canadian based employees eligible to participate in the plan may contribute up to the current statutory limits under the Canadian regulations. The RRSP plan permits the Company to make additional matching contributions on behalf of contributing employees.

Compensation Committee Interlocks and Insider Participation

 No member of the Compensation Committee has ever been an officer or employee of the Company. None of the named executive officers currently serves or has served on the Compensation Committee or board of directors of any other entity that has one or more named executive officers serving as a member of the Board or Compensation Committee of the Company.

Managing Compensation-Related Risks

Although a portion of the compensation provided to our executive officers and other employees is performance-based, the executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that the compensation program is designed to encourage executive officers and other employees to remain focused on both short-term and long-term strategic goals within the context of our pay-for-performance compensation philosophy.

Insider Trading Policy

Our insider trading policy prohibits short sales and derivative transactions of our stock by our named executive officers, directors and all of our employees, including short sales of our securities, including short sales “against the box” (a sale with a delayed delivery); purchases or sales of puts, calls or other derivative securities of the Company; or other hedging or monetization transactions such as zero-cost collars and forward sale contracts, as they involve the establishment of a short position.

In addition, our insider trading policy prohibits our named executive officers, directors and all of our employees from purchasing our securities on margin, borrowing against Company securities held in a margin account, or pledging our securities as collateral for a loan.

Clawback Policy

In November 2023, the Board adopted an executive officer compensation clawback policy that may be applied in the event of a material financial restatement. The clawback policy covers all of the named executive officers and includes all incentive-based compensation. Specifically, in the event of an accounting restatement, the Company must recover, reasonably promptly, erroneously awarded compensation in amounts determined pursuant to the policy. Compensation that may be recoverable under the policy includes cash or equity-based compensation for which the grant, payment or vesting (or any portion thereof) is or was predicated upon the achievement of specified financial results that are impacted by the material financial restatement, and the amount of compensation that may be impacted by the clawback policy is the difference between the amount paid or granted, and the amount that should have been paid or granted, if calculated on the updated financials. Recovery under the policy with respect to an executive officer will not require the finding of any misconduct by such executive officer or such executive officer being found responsible for the accounting error leading to an accounting restatement. Our equity awards provide that the Company may annul an award if the grantee incurs a separation from service for “cause” (as defined in the agreements). In such case, all awards and any amounts or benefits received or outstanding shall be subject to cancellation, recoupment, rescission, payback and other action in accordance with the terms of the Company Clawback Policy or any applicable law. In addition, in the event of a restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, an employee shall be required to reimburse the Company for any amounts earned or payable with respect to an award granted under the Company’s equity plan to the extent required by law and the Company’s clawback policy.

Stock Ownership Guidelines

We do not have any stock ownership guidelines, ownership goals or holding requirements. If and as we succeed in achieving approval for and commercializing our product candidates, we expect that we will adapt the elements of our compensation program as appropriate and may include or substitute other elements in our compensation program. Changes in the elements of our compensation program may also reflect changes in the importance of tax or accounting treatments of a particular element of our compensation program.

Results of 2024 Say-on-Pay Advisory Vote

In 2024, our stockholders approved, in a non-binding advisory vote by 83.8%, the 2023 compensation paid to the Company’s named executive officers. We considered the stockholders’ vote in our review of our compensation programs and in establishing compensation for our named executive officers in 2023.

Compensation Committee Report

The members of the Company’s Compensation Committee hereby state:

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis, required by Item 402(b) of Regulation S-K. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2025 Annual Meeting of Stockholders.

The foregoing report has been furnished by the Compensation Committee.

Claus van der Velden, PhD, Committee Chair
Steffen Thomas, PhD
Peter Donhauser, DO

Summary Compensation

The particulars of compensation paid to our named executive officers for the three most recently completed fiscal years:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All other Compensation ($)(2)	Total ($)
Christopher Missling	2024	700,000	140,000	1,927,600	16,100	2,783,700
President, Chief Executive	2023	700,000	124,753	3,066,200	3,500	3,894,453
Officer and Director	2022	586,400	110,000	6,045,043	12,200	6,753,643
Sandra Boenisch(3)	2024	201,468	—	192,700	8,059	402,227
Principal Financial	2023	186,883	—	306,700	7,475	501,058
Officer and Treasurer	2022	174,900	—	277,603	—	452,503

(1)	Option Awards includes the grant date fair value of option awards granted in the year indicated as computed in accordance with authoritative accounting guidance. See Note 6 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended September 30, 2023 for the assumptions used to determine the valuation of stock option awards.
(2)	Includes employer matching of defined contribution savings plans under either Section 401(k) of the Internal Revenue Code or Section 146 (1) of the Income Tax Act of Canada .
(3)	Compensation to Ms. Boenisch denominated in Canadian Dollars and has been translated to US dollars at an exchange rate of 0.73733 during the year ended September 30, 2024 (2023: 0.7416; 2022: 0.7831).

Employment Agreements

Christopher Missling

We and Dr. Missling entered into an employment agreement dated July 5, 2013, as amended and extended most recently by the third amendment effective April 7, 2022, whereby we currently pay Dr. Missling an annual base salary of $700,000. In addition, Dr. Missling is eligible to earn an annual cash bonus for each whole or partial calendar year of up to twenty percent of his base salary, and to participate in our employee benefit plans. In 2024, Dr. Missling was granted an option to purchase up to 500,000 shares of the Company’s common stock with an exercise price of $5.36, which was subject to vesting based on the achievement of performance metrics tried to successfully enrolling and executing clinical trials. We have further agreed to indemnify Dr. Missling in connection with his provision of services to us.

Sandra Boenisch

We and Ms. Boenisch entered into an amended and restated employment agreement dated October 4, 2017, as amended and extended, whereby we currently pay Ms. Boenisch an annual base salary of $279,840 Canadian dollars. Ms. Boenisch is eligible for discretionary salary increases. In 2024, Ms Boenisch was granted an option to purchase up to 50,000 shares of the Company’s common stock with an exercise price of $5.36, which was subject to vesting based on the achievement of performance metrics tried to successfully enrolling and executing clinical trials.

Equity Compensation

Grants of Plan-Based Awards

The following table sets forth the awards granted for each named executive officer during the year ended September 30, 2024 under our 2022 Omnibus Incentive Plan:

		Estimated future payouts under non-equity incentive plan awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Exercise or base price of option award ($/sh)	Grant date fair value of option awards ($) (3)
Christopher Missling	February 20, 2024	—	140,000	140,000	—	500,000	500,000	5.36	1,927,600
Sandra Boenisch	February 20, 2024	—	—	—	—	50,000	50,000	5.36	192,700

(1) Amounts reported represent the potential short-term incentive compensation amounts payable in the 2024 fiscal year under our annual cash incentive program. The amounts reported represent each executive officer’s target and maximum possible payments for 2024. Because actual payments to the named executive officers could range from 0% to 100% of their target bonus, the threshold payment amount is $0. The actual short-term incentive bonus amount earned by each named executive officer for 2024 is reported in the Bonus column in the Summary Compensation Table above.

(2) Represents shares of our common stock underlying options awarded. Amounts reported which are subject to performance-based vesting conditions, as described in the section “Elements of Executive Compensation – Equity Compensation” above

(3) Represents the fair value of each equity award on the date of grant, as computed in accordance with FASB ASC 718.

 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for each named executive officer and director certain information concerning the outstanding equity awards as of September 30, 2024.

Option Awards
Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Unexercisable Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Christopher	500,000	—	—	0.92	April 2, 2025
Missling	187,500	—	—	5.04	Sept 18, 2025
	379,625	—	—	6.26	July 5, 2026
	861,429	—	—	7.06	July 18, 2026
	500,000	—	—	3.28	Sept 22, 2026
	450,000	—	—	5.92	May 12, 2027
	400,000	—	—	3.30	Dec 13, 2027
	450,000	—	—	2.30	May 15, 2028
	409,500	—	—	2.58	Oct. 1, 2028
	750,000	—	—	3.15	May 3, 2029
	550,000	—	—	2.96	January 6, 2030
	550,000	—	—	5.49	December 30, 2030
	—	—	500,000	18.11	August 2, 2031
	—	—	500,000	7.54	June 14, 2032
	125,000	—	375,000	10.09	June 27, 2032
	—	—	500,000	8.57	March 31, 2033
	—	—	500,000	5.36	February 20, 2034

Sandra Boenisch	30,000	—	—	3.30	Dec 13, 2027
	30,000	—	—	2.30	May 15, 2028
	27,300	—	—	2.58	Oct. 1, 2028
	35,000	—	—	2.93	June 4, 2029
	70,000	—	—	2.96	January 6, 2030
	50,000	—	—	5.49	December 30, 2030
	—	—	40,000	18.11	August 2, 2031
	10,000	—	30,000	10.09	June 27, 2032
	—	—	50,000	8.57	March 31, 2033
	—	—	50,000	5.36	February 20, 2034

Option Exercises and Stock Vested

The following table sets forth for each named executive officer awards that were exercised during the year ended September 30, 2024:

	Option Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)
Christopher Missling	73,380	373,526
Sandra Boenisch	—	—

Timing of Equity Awards

During 2024, equity awards to employees generally were granted within regularly scheduled timeframes. As part of the Company’s annual performance and compensation review process, the Compensation Committee approves stock option awards to its named executive officers.

The Company does not grant equity awards in anticipation of the release of material, nonpublic information or time the release of material, nonpublic information based on equity award grant dates, vesting events, or sale events. For all stock option awards, the exercise price is the closing price of the Company’s common stock on the Nasdaq on the date of the grant. If the grant date falls on a non-trading day, the exercise price is the closing price of the Company’s common stock on the Nasdaq on the last trading day preceding the date of grant.

No off-cycle stock option awards were granted to named executive officers in 2024. During 2024, the Company did not grant equity awards to its named executive officers during the four business days prior to or the one business day following the filing of its periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. The Company has never timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation for named executive officer grants.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

There was no nonqualified deferred compensation for our named executive officers in fiscal 2024.

CEO Pay Ratio Disclosure

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. Based on the information for fiscal year 2024, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 8.6:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below.

We identified the median employee by examining the 2024 annual base salary compensation for all individuals, excluding our CEO. We excluded independent contractors retained on an as needed basis, whose compensation is determined by an unaffiliated third party, and who are therefore are not considered our employees for purposes of the pay ratio calculation.

We included all employees who were employed by us as of September 30, 2024. We selected the determination date and measurement period because they are recent periods for which employee census and compensation information are readily available. Salaries and wages were annualized for those employees who were not employed for the full year of fiscal 2024. We selected annual base salary as our compensation measure because it is readily available in our existing payroll systems, it is consistently calculated for each employee, and because it is a reasonable proxy for total compensation for purposes of determining the median employee. We did not apply any cost-of-living adjustments to the compensation of employees in jurisdictions other than the jurisdiction in which the CEO resides.

Once we identified our median employee, we calculated such employee’s annual total compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in that employee’s annual total compensation of $324,729. The median employee’s annual total compensation includes annualized base salary, annualized bonus, annualized 401(k) or RRSP matching contributions, and the fair value of awards granted during the fiscal year ended September 30, 2024 under our 2022 Omnibus Incentive Plan.

With respect to the CEO, we used the amount reported as total compensation in the Summary Compensation Table included in this proxy statement. Any estimates and assumptions used to calculate total annual compensation are described in footnotes to the Summary Compensation Table.

Pay Versus Performance

The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how we or the remuneration committee view the link between our performance and named executive officer pay. For further information regarding our compensation philosophy and how we seek to align executive compensation with the Company’s performance, refer to “Executive and Director Compensation- Our Executive Compensation Program and Philosophy.” For the most recently completed fiscal year, we did not use any “financial performance measures” as defined in Item 402(v) of Regulation S-K to link compensation paid to the named executive officers. Accordingly, we have omitted the tabular list of financial performance measures and the table below does not include a column for a “Company-Selected Measure” as defined in Item 402(v) of Regulation S-K

The following table and supporting narrative contain information regarding “compensation actually paid” to our named executive officers and the relationship to company performance.

Pay Versus Performance Table

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (1)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($) (2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($) (2)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (3)	Net Income (thousands)(4)
2024	$2,783,700	$(3,731,025)	$402,227	$(6,023)	$125	$116	$(43,002)
2023	$3,894,453	$4,266,103	$501,058	$542,478	$144	$95	$(47,505)
2022	$6,753,643	$259,400	$452,503	$(44,360)	$227	$90	$(47,978)
2021	$9,417,057	$25,756,400	$882,614	$2,512,063	$395	$120	$(37,909)

(1)	Reflects compensation for our Chief Executive Officer, Christopher Missling, who served as our Principal Executive Officer (PEO) in 2021, 2022, 2023, and 2024.

(2)	Reflects compensation for Sandra Boenisch in 2021, 2022, 2023, and 2024.

(3)	Peer Group used for TSR comparisons reflects the NASDAQ Biotechnology Index.

(4)	Net Income (Loss) is the dollar amount reported in the Company’s audited consolidated financial statements for the applicable year.

To calculate “compensation actually paid” for our CEO and other NEO the following adjustments were made to Summary Compensation Table total pay.

	PEO	Other NEO
Adjustments	2024	2024
Summary Compensation Table Total	$2,783,700	$402,227
Deduction for amounts reported in “Option Awards” column of the Summary Compensation Table	$(1,927,600)	$(192,700)
Addition of fair value at fiscal year (FY) end, of equity awards granted during the FY that remained outstanding	$1,966,000	$196,600
Addition of change in fair value at FY end versus prior FY end for awards granted in prior FY that remained outstanding	$(6,221,750)	$(385,640)
Addition of change in fair value at vesting date versus prior FY end for awards granted in prior FY that vested during the FY	$(331,375)	$(26,510)
Compensation Actually Paid	$(3,731,025)	$(6,023)

“Compensation Actually Paid” reflects the exclusions and inclusions of equity awards for the PEO and the Non-PEO named executive officer and calculated in accordance with FASB ASC Topic 718 using the valuation methodologies and assumptions set forth in the calculation of the grant date fair value of these awards as disclosed in the Company’s audited financial statements for the fiscal year in which equity awards were granted.

Compensation Actually Paid Versus Company Performance

Compensation of Directors

The table below shows the compensation of our directors who were not our named executive officers for the fiscal year ended September 30, 2024:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jiong Ma	41,000	—	202,200	—	—	—	243,200
Claus van der Velden	41,000	—	202,200	—	—	—	243,200
Athanasios Skarpelos	25,000	—	202,200	—	—	—	227,200
Steffen Thomas	25,000	—	202,200	—	—	—	227,200
Peter Donhauser	25,000	—	202,200	—	—	—	227,200

(1) Includes stock option awards valued based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718. The amounts shown in the table above do not necessarily reflect the actual value that may be realized by the non-employee director upon vesting. On September 30, 2024, the aggregate number of outstanding vested and unvested stock option awards held by each director was as follows: Dr. Ma possessed options to purchase 210,000 shares, Dr. van der Velden possessed options to purchase 355,500 shares, Mr. Skarpelos possessed options to purchase 405,500 shares, Dr. Thomas possessed options to purchase 455,500 shares and Dr. Donhauser possessed options to purchase 355,500 shares.

We currently compensate non-employee directors $25,000 per year, paid quarterly. We compensate Dr. Ma an additional $4,000 per quarter for performing the functions of Chairperson of the Board. We compensate Claus van der Velden an additional $4,000 per quarter for performing the functions of Chairman of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

We regularly grant members of the Board awards of options. Each Board member is granted options initially when they join the Board, which options typically vest over a three-year period. Additionally, we grant awards on an annual basis. Annual awards of options typically vest in full on the first anniversary of grant date. In 2024 , the annual grant was 50,000 options to each director.

In addition, directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board or a committee. Our Board may award further special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director.

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide retirement or similar benefits for our directors or executive officers.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

Potential Payments Upon Termination

The Company is a party to employment contracts with our Chief Executive Officer and Principal Financial Officer that contain provisions for payment of severance upon termination either by the Company without cause or by the employee for good reason. General terms of these arrangements are described below.

Our CEO Employment Agreement with Dr. Missling contains provisions regarding our obligations upon his termination and upon a Change in Control. Any capitalized term not defined herein is used as defined in the CEO Employment Agreement. If Dr. Missling’s employment is terminated by us without Cause, he is entitled to receive payments by us consisting of (i) reimbursement of any unpaid business expenses to which he is entitled to reimbursement that were incurred prior to the effective date of his termination, (ii) all vested compensation and benefits to which he is entitled as of the Termination Date, (iii) a severance payment consisting of the three times the sum of (a) his annual salary in effect at the time of termination and (b) the average of the annual Bonuses payable to him for the last three completed calendar years prior to the Termination Date, (iv) all outstanding and unvested stock options and all options previously vested will become and remain exercisable for no less than three years from the Termination Date; (v) all of his unvested and outstanding restricted stock, restricted stock units or other equity awards that are unvested and outstanding as of the Termination Date shall vest and be settled within ten business days after the Termination Date, (vi) life insurance coverage until the end of the term of the CEO Employment Agreement; and (vii) continued participation in all medical, dental and hospitalization benefits plans or programs for Dr. Missling and his eligible dependents for 36 months or until he receives similar benefits at a new employer, at his sole cost. If Dr. Missling’s employment is terminated by him for Good Reason, he is entitled to receive the same as the above, however the severance payment will consist of three times his annual salary in effect at the time of termination and two times the average annual Bonuses payable to him for the last three completed calendar years prior to the Termination Date.

If Dr. Missling was terminated by the Company without cause on September 30, 2024, he would have been entitled to a severance payment of $2,474,750. If Dr. Missling terminated his employment for Good Reason on September 30, 2023, he would have been entitled to a severance payment of $2,349,800.

Our CFO Employment Agreement with Ms. Boenisch contains provisions regarding our obligations upon her termination. Any capitalized term not defined herein is used as defined in the CFO Employment Agreement. Under the CFO Employment Agreement, if Ms. Boenisch is terminated without Cause, the Company shall pay Ms. Boenisch severance compensation equal to six months base salary payable by the Company for the six-month period following the Termination. In addition, the Company must provide Ms. Boenisch thirty (30) day notice of her Termination. If the Company opts to have Ms. Boenisch cease providing services to the Company prior to the expiration of the thirty (30) day notice-period (the “Notice Period”), Ms. Boenisch shall receive the Compensation and Benefits for the full length of the Notice Period as if such period was not waived. In addition, any unvested stock options or stock awards vesting in the contract year of Termination held by Ms. Boenisch as of the Date of Termination shall immediately vest.

If Ms. Boenisch was terminated by the Company without cause on September 30, 2024, she would have been entitled to continued salary payments equal to $103,000 in total.

The following table presents accelerated vesting for certain equity awards outstanding at the time of the executive’s termination for each named executive officer, if employment were terminated by either the Company without cause or by Dr. Missling for good reason on September 30, 2024:

	Vesting Upon Termination
Named Executive Officer	Unvested Stock Options (#)		Stock Option Awards Estimated Benefit ($)(1)
Dr. Christopher Missling	2,375,000		160,000
Sandra Boenisch	—	(2)	—

(1) Estimated benefit based on the closing stock price of $5.68 at September 30, 2024.

(2) Ms. Boenisch’s unvested stock options at September 30, 2024 all contained performance based vesting conditions, therefore such options would not automatically vest upon Termination.

Potential Payments Upon Change in Control

If the Company is subject to a Change in Control, then the CEO Employment Agreement and the CFO Employment Agreement provide that all previously granted but unvested stock options held by Dr. Missling and Ms. Boenisch shall vest.

The following table presents accelerated vesting for certain equity awards outstanding to the Named Executive Officer, if a change in control had occurred at September 30, 2024:

	Vesting Due to Change in Control
Named Executive Officer	Unvested Stock Options (#)	Stock Option Awards Estimated Benefit ($)(1)
Dr. Christopher Missling	2,375,000	160,000
Sandra Boenisch	170,000	16,000

(1) Estimated benefit based on the closing stock price of $5.68 at September 30, 2024.

For a complete description of these terms and conditions please refer to the CEO Employment Agreement and CFO Employment Agreement (and their amendments) filed as exhibits to the Company’s most recent Annual Report on Form 10-K.

Commitment to Corporate Responsibility

Anavex is committed to environmental, social and governance (“ESG”) issues.

Environmental Factors: As we continue to expand our operations, we consider our environmental impact, and where feasible, have taken measures to increase our sustainability efforts. Some of our efforts include remote monitoring of vendors, staff and patients, where appropriate, and engagement of local consultants or vendors to oversee projects in foreign jurisdictions. As well, we are always committed to reducing waste within our supply chain, wherever possible.

Social Factors: Our mission is to discover, develop and deliver innovative therapeutics in areas of unmet medical need that improve people’s lives. We aim to accomplish our mission through the collective efforts of talented individuals who work together to advance scientific research. At Anavex, we place a premium on integrity, respect and collaboration. These values have helped us to build a growing company that offers professionally rewarding careers with the opportunity to make a meaningful contribution to people in need. We provide our employees with competitive salaries and bonuses, opportunities for equity ownership, development programs that enable continued learning and growth and a robust employment package that promotes well-being across all aspects of their lives. In addition to salaries, these programs include potential annual discretionary bonuses, stock option awards, a 401(k) plan, healthcare and insurance benefits, paid time off, family leave, and flexible work schedules, among other benefits.

Diversity and Inclusion: Anavex is an equal opportunity employer, and we are committed to building a diverse workforce. We consider all qualified applicants for employment without regard to age, race, color, sex, religion/creed, national origin, marital status, ancestry, citizenship, military, reservist or veteran status, pregnancy, sexual orientation or preference, gender identity, gender expression, physical or mental disability, genetic predisposition or carrier status, or any other category protected under applicable federal, state or local law. As of September 30, 2024, women made up approximately 55% of our workforce and visible or other minorities made up approximately 40% of our workforce across all areas of the Company including management. As of September 30, 2024, our employee pool includes several members who identify as a member of an underrepresented racial or other minority group.

Ethics and Corporate Governance: We aspire to maintain the highest ethical standards. All of our employees are required to adhere to our Code of Business Conduct and Ethics, which provides, among other things, that all of our employees, officers and directors must (i) act with integrity and observe the highest ethical standards of business conduct in his or her dealings with our customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job, and (ii) conduct relationships with colleagues and business relationships with competitors, suppliers and customers free of any discrimination, including based on race, color, creed, religion, age, gender, sex, sexual preference, national origin, marital status, veteran status, handicap or disability.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 25, 2025, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and our named executive officers and by our current directors and executive officers as a group. We have determined the number and percentage of shares beneficially owned by such person in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. This information does not necessarily indicate beneficial ownership for any other purpose.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class (1)
Directors and Named Executive Officers
Common Stock	Christopher Missling (CEO/Director)	7,580,767	(2)	8.3%
Common Stock	Jiong Ma (Director, Chair)	143,333	(3)	*
Common Stock	Claus van der Velden (Director)	288,833	(4)	*
Common Stock	Athanasios Skarpelos (Director)	1,645,291	(5)	1.9%
Common Stock	Steffen Thomas (Director)	393,833	(6)	*
Common Stock	Peter Donhauser (Director)	293,833	(7)	*
Common Stock	Sandra Boenisch (Principal Financial Officer)	322,762	(8)	*
Common Stock	Directors & Executive Officers as a group (7 persons)	10,668,652		11.4%
5% Holders
Common Stock	The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	4,360,648	(9)	5.1%
Common Stock	BlackRock, Inc. 55 Hudson Yards New York, NY 10001	6,671,075	(10)	7.8%

*Less than 1%

(1)	Percentage of ownership is based on 85,371,852 of our common stock issued and outstanding as of April 25, 2025. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	Includes options to purchase 187,500 shares of our common stock at $5.04 per share, options to purchase 379,625 shares of our common stock at $6.26 per share, options to purchase 861,429 shares of our common stock at $7.06 per share, options to purchase 500,000 shares of our common stock at $3.28 per share, options to purchase 450,000 shares of our common stock at $5.92 per share, options to purchase 400,000 shares of our common stock at $3.30 per share, options to purchase 450,000 shares of our common stock at $2.30 per share, options to purchase 409,500 shares of our common stock at $2.58 per share, options to purchase 750,000 shares of our common stock at $3.15 per share, options to purchase 550,000 shares of our common stock at $2.96 per share, options to purchase 550,000 shares of our common stock at $5.49 per share and options to purchase 250,000 shares of our common stock at $10.09 per share, options to purchase 250,000 shares of our common stock at $8.57 per share and options to purchase 125,000 shares of our common stock at $5.36 per share that are vested or are vesting within 60 days. Excludes options to purchase 500,000 shares of our common stock at $18.11 per share, options to purchase 500,000 shares of our common stock at $7.54 per share, options to purchase 250,000 shares of our common stock at $10.09 per share, options to purchase 250,000 shares at $8.57 per share, options to purchase 375,000 shares of common stock at $5.36 per share and options to purchase 500,000 shares of our common stock at $8.58 per share that do not vest within 60 days.

(3)	Includes options to purchase 35,000 shares of our common stock at $13.01 per share, options to purchase 25,000 shares of our common stock at $18.11 per share, options to purchase 33,333 shares of our common stock at $10.09 per share, options to purchase 33,333 shares of our common stock at $8.57 per share and options to purchase 16,667 shares of our common stock at $5.36 per share that have vested or are vesting within 60 days. Excludes options to purchase 16,667 shares of our common stock at $10.09 per share, options to purchase 16,667 shares of our common stock at $8.57 per share, options to purchase 33,333 shares of common stock at $5.36 per share and options to purchase 50,000 shares of our common stock at $8.58 per share that do not vest within 60 days.

(4)	Includes options to purchase 50,000 shares of our common stock at $2.60 per share, options to purchase 45,500 shares of our common stock at $2.58 per share, options to purchase 50,000 shares of our common stock at $2.96 per share, options to purchase 35,000 shares of our common stock at $5.49 per share, options to purchase 25,000 shares of our common stock at $18.11 per share, options to purchase 33,333 shares of our common stock at $10.09 per share, options to purchase 33,333 shares of common stock at $8.57 per share and options to purchase 16,667 shares of common stock at $5.36 per share that have vested or are vesting within 60 days. Excludes options to purchase 16,667 shares of our common stock at $10.09 per share, options to purchase 16,667 shares of our common stock at $8.57 per share, options to purchase 33,333 shares of common stock at $5.36 per share and options to purchase 50,000 shares of our common stock at $8.58 per share that do not vest within 60 days.

(5)	Includes options to purchase 100,000 shares of our common stock at $3.28 per share, options to purchase 45,500 shares of our common stock at $2.58 per share, options to purchase 50,000 shares of our common stock at $2.96 per share, options to purchase 35,000 shares of our common stock at $5.49 per share, options to purchase 25,000 shares of our common stock at $18.11 per share, options to purchase 33,333 shares of our common stock at $10.09 per share, options to purchase 33,333 shares of common stock at $8.57 per share and options to purchase 16,667 shares of common stock at $5.36 per share that have vested or are vesting within 60 days. Excludes options to purchase 16,667 shares of our common stock at $10.09 per share, options to purchase 16,667 shares of our common stock at $8.57 per share, options to purchase 33,333 shares of common stock at $5.36 per share and options to purchase 50,000 shares of our common stock at $8.58 per share that do not vest within 60 days.

(6)	Includes options to purchase 50,000 shares of our common stock at $1.76 per share, options to purchase 100,000 shares of our common stock at $3.28 per share, options to purchase 45,500 shares of our common stock at $2.58 per share, options to purchase 50,000 shares of our common stock at $2.96 per share, options to purchase 35,000 shares of our common stock at $5.49 per share, options to purchase 25,000 shares of our common stock at $18.11 per share, options to purchase 33,333 shares of our common stock at $10.09 per share, options to purchase 33,333 shares of common stock at $8.57 per share and options to purchase 16,667 shares of common stock at $5.36 per share that have vested or are vesting within 60 days. Excludes options to purchase 16,667 shares of our common stock at $10.09 per share, options to purchase 16,667 shares of our common stock at $8.57 per share, options to purchase 33,333 shares of common stock at $5.36 per share and options to purchase 50,000 shares of our common stock at $8.58 per share that do not vest within 60 days.

(7)	Includes options to purchase 50,000 shares of our common stock at $5.39 per share, options to purchase 45,500 shares of our common stock at $2.58 per share, options to purchase 50,000 shares of our common stock at $2.96 per share, options to purchase 35,000 shares of our common stock at $5.49 per share, options to purchase 25,000 shares of our common stock at $18.11 per share, options to purchase 33,333 shares of our common stock at $10.09 per share, options to purchase 33,333 shares of common stock at $8.57 per share and options to purchase 16,667 shares of common stock at $5.36 per share that have vested or are vesting within 60 days. Excludes options to purchase 16,667 shares of our common stock at $10.09 per share, options to purchase 16,667 shares of our common stock at $8.57 per share, options to purchase 33,333 shares of common stock at $5.36 per share and options to purchase 50,000 shares of our common stock at $8.58 per share that do not vest within 60 days.

(8)	Includes options to purchase 30,000 shares of our common stock at $3.30 per share, options to purchase 30,000 shares of our common stock at $2.30 per share, options to purchase 27,300 shares of our common stock at $2.58 per share, options to purchase 35,000 shares of our common stock at $2.93 per share, options to purchase 70,000 shares of our common stock at $2.96 per share, options to purchase 50,000 shares of our common stock at $5.49 per share, options to purchase 20,000 shares of common stock at $10.09 per share, options to purchase 25,000 shares of common stock at $8.57 per share and options to purchase 12,500 shares of common stock at $5.36 per share that have vested or are vesting within 60 days. Excludes options to purchase 40,000 shares of our common stock at $18.11 per share, options to purchase 20,000 shares of our common stock at $10.09 per share, options to purchase 25,000 shares of our common stock at $8.57 per share, options to purchase 37,500 shares of common stock at $5.36 per share and options to purchase 50,000 shares of common stock at $8.58 per share that do not vest within 60 days.

(9)	Based solely on the information contained in the Schedule 13G/A filed by the Vanguard Group (“Vanguard”) with the SEC on February 13, 2024. The report states that Vanguard has an aggregate beneficial ownership of 4,360,648 shares of common stock, including shared voting power over 136,057 shares of common stock, sole dispositive power over 4,155,886 shares of common stock and shared dispositive power over 204,762 shares of common stock.

(10)	Based solely on the information contained in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 25, 2024. The report states that BlackRock has aggregate beneficial ownership of 6,671,075 shares of common stock, including sole voting power over 6,576,569 shares of common stock and sole dispositive power over 6,671,075 shares of common stock.

Change in Control

We are unaware of any contract or other arrangement, the operation of which may at a subsequent date result in a change of control of our Company.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than ten percent (10%) of our outstanding common stock, to file initial reports of ownership and reports of changes in ownership with the SEC.

Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who own more than 10% of our common stock were complied with in fiscal year 2024, except for the following:

●	Form 4 filed January 12, 2024 for Sandra Boenisch;

●	Form 4 filed January 12, 2024 for Christopher Missling;

●	Form 4 filed February 23, 2024 for Athanasios Skarpelos;

●	Form 4 filed February 23, 2024 for Jiong Ma;

●	Form 4 filed February 23, 2024 for Steffen Thomas;

●	Form 4 filed February 23, 2024 for Peter D.O. Donhauser; and

●	Form 4 filed February 23, 2024 for Claus van der Velden.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. To have a proposal intended to be presented at our 2025 annual meeting of stockholders be considered for inclusion in the proxy statement and form of proxy relating to that meeting, a stockholder must deliver written notice of such proposal in writing to the Corporate Secretary at our corporate headquarters no later than December 26, 2025, which is 120 days before the anniversary of the filing date of this proxy (unless the date of the 2026 annual meeting of Stockholders is not within thirty (30) days of June 10, 2026, in which case the proposal must be received no later than a reasonable period of time before we begin to print and send our proxy materials for our 2026 annual meeting). Such proposal must also comply with the requirements as to form and substance established by the Commission for such a proposal to be included in the proxy statement. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

In addition, a stockholder may present any other proposal at the 2026 annual meeting of Stockholders by providing notice of the proposal to the Corporate Secretary at our corporate headquarters no later than March 11, 2026, which is 45 days before the anniversary of the filing date of this proxy (unless the date of the 2026 annual meeting of stockholders is not within thirty (30) days of June 10, 2026, in which case the proposal must be received by no later than a reasonable time before we begin to print and send our proxy materials for the 2026 annual meeting of Stockholders).

CODE OF ETHICS AND CONDUCT

Our Board adopted a code of business ethics and conduct (the “Code of Ethics”), applicable to all of our executives, directors and employees. The Code of Ethics is available in print to any stockholder that requests a copy. Copies may be obtained by contacting Investor Relations at our corporate headquarters. Our Code of Ethics is also available on our website at www.anavex.com/corporate-governance. We intend to make any disclosures regarding amendments to, or waivers from, the Code of Business Conduct required under Form 8-K by posting such information on our website.

TRANSACTIONS WITH RELATED PERSONS

Our Code of Business Conduct and the Audit Committee Charter, each available on our website at www.anavex.com/corporate-governance, set forth our policies and procedures for the review and approval of transactions with related persons, including transactions that would be required to be disclosed in this proxy in accordance with SEC rules.

In circumstances where one of our directors or executive officers, or a family member, has a direct or indirect material interest in a transaction with the Company, our Corporate Governance Committee must review and approve all such proposed transactions. In determining whether to approve or ratify a transaction with a related person, among the factors the Audit Committee may consider (as applicable) are: compliance with the Nevada Revised Statutes and any other applicable law; the business purpose for entering into the transaction, the size and terms of the transaction; the availability of alternative sources of comparable products or services, whether the transaction could impair the judgment of the related person in performing his or her duties, whether the transaction would be consistent with Nasdaq’s requirements for independent directors, and any other factors the Audit Committee deems relevant.

There have been no transactions, since October 1, 2023, or currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of our total assets at year-end for the last two completed fiscal years, and in which any of the following persons had or will have a direct or indirect material interest.

i.	any director or executive officer of our Company;
ii.	any beneficial owner of shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock; and
iii.	any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the 2025 Meeting. If any other matters properly come before the stockholders at the meeting, the persons named in the enclosed form of proxy will vote the shares they represent in their discretion.

2025 MEETING PROXY MATERIALS AND RESULTS

Copies of this proxy statement and proxy materials ancillary hereto will be available on our website at www.anavex.com and at https://viewproxy.com/Anavex/2025. The preliminary voting results will be announced at the meeting. We intend to publish final results from the 2025 Meeting in a Current Report on Form 8-K, which will be filed with the Commission within four (4) business days from the 2025 Meeting, or as amended thereafter. You may obtain a copy of this and other reports free of charge at or the Commission at (800) 732-0330 or https://www.sec.gov.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

To reduce costs and reduce the environmental impact of our 2025 Annual Meeting, we have adopted a procedure approved by the SEC known as “householding,” which is available to both registered stockholders and beneficial owners of shares held in street name. Only one proxy statement is being or shall be delivered to two (2) or more stockholders who share an address, unless the Company has received contrary instruction from one (1) or more of such stockholders. The Company will promptly deliver, upon written or oral request, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the proxy statement, or if in the future you would like to receive multiple copies of information or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct the Company by writing to us at 630 Fifth Avenue, 20th Floor, New York, NY 10111 Attention: Christopher Missling, PhD or telephoning us at 844.689.3939.

ANNEX A

AMENDMENT NO. 1

TO

ANAVEX LIFE SCIENCES CORP.

2022 OMNIBUS INCENTIVE PLAN

The Anavex Life Sciences Corp. 2022 Omnibus Incentive Plan (the “Plan”) is hereby amended as follows (capitalized terms used herein and not defined herein shall have the respective meaning ascribed to such terms in the Plan):

1.	Section 3 of the Plan shall be amended by adding the following new Section 3.7 immediately following Section 3.6 of the Plan:

3.7       Minimum Vesting Requirements

Notwithstanding any other provision of the Plan to the contrary, no portion of any stock-based Award granted under the Plan shall vest earlier than the first anniversary of the date the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards, (ii) Shares delivered in lieu of fully-vested cash Awards, (iii) any additional Awards the Board may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4 (subject to adjustment under Section 15), (iv) upon the occurrence of a Change in Control or (v) accelerated exercisability or vesting of any Award in cases of death or disability.

2.	Section 4.1 of the Plan shall be deleted in its entirety and replaced with the following:

4.1       Authorized Number of Shares

Subject to adjustment under Section 15, the aggregate number of Shares authorized to be awarded under the Plan shall not exceed 14,000,000 as adjusted for any recapitalization, reclassification, stock split, reverse split, combination of Shares, exchange of Shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such Shares effected without receipt of consideration by the Company. In addition, Shares underlying any outstanding award granted under the Prior Plan that, following the Effective Date, expires, or is terminated, surrendered, or forfeited for any reason without issuance of Shares shall be available for the grant of new Awards, provided that any Shares that are not delivered under any award granted under the Prior Plan because they were used to satisfy the exercise or purchase price or any applicable withholding obligation shall not be available for the grant of new Awards. Shares issued under the Plan may consist in whole or in part of authorized but unissued Shares, treasury Shares, or Shares purchased on the open market or otherwise, all as determined by the Board from time to time.

3.	Section 4.2.5 of the Plan shall be deleted in its entirety and replaced with the following:

4.2.5       Payment of Option Price or Tax Withholding in Shares

If Shares issuable upon exercise, vesting, or settlement of an Award, or Shares owned by a Grantee (which are not subject to any pledge or other security interest) are surrendered or tendered to the Company in payment of the Option Price or Purchase Price of an Award or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms of the Plan and any applicable Award Agreement, such surrendered or tendered Shares shall not again be available for the grant of Awards. For a stock-settled SAR, the number of Shares subject to the Award, not only the net Shares actually issued upon exercise of the SAR, shall be counted against the limit in Section 4.1.

4.	Section 17.8 of the Plan shall be deleted in its entirety and replaced with the following:

7.18       Separation from Service

The Board shall determine the effect of a Separation from Service upon Awards, and such effect shall be set forth in the applicable Award Agreement, provided that the Board shall only have the discretion to provide for the accelerated vesting of an Award upon a Separation from Service if such accelerated vesting would otherwise comply with Section 3.7.

5.	All other provisions of the Plan remain in full force and effect, other than any provision that conflicts with the terms and spirit of this amendment.

Adopted by the Board of Directors on April 17, 2025

Adopted by the Shareholders on _____________

ANAVEX LIFE SCIENCES CORP.

HAVE YOUR PROXY CARD READY AND PLEASE USE ONE OF THE EASY VOTING METHODS BELOW

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Phone:
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Mail:
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Mr AB Sample
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CONTROL NUMBER

Annual Meeting of Stockholders

For Stockholders of record as of April 21, 2025.
Tuesday, June 10, 2025 10:00AM Eastern Time.
Annual Meeting will be held virtually via live webcast.
Please visit https://web.viewproxy.com/Anavex/2025.

FOLD HERE

PROXY

ANNUAL MEETING OF STOCKHOLDERS
ANAVEX LIFE SCIENCES CORP.
JUNE 10, 2025

This Proxy is solicited by the Board of Directors of Anavex Life Sciences Corp., which recommends that you vote "FOR" each of the directors in Proposal 1, and "FOR" Proposals 2 and 3.

The undersigned hereby appoints Christopher Missling, PhD (the "Proxy"), with full power of substitution, to vote on the following matters, which may properly come before the Annual Meeting of Stockholders of Anavex Life Sciences Corp. (the "Company") to be held virtually on Tuesday, June 10, 2025 at 10:00 a.m. EST, and at any adjournment or postponement thereof. The Proxy shall cast votes according to the number of shares of common stock, par value $0.001 per share, of the Company that the undersigned may be entitled to vote with respect to the matters set forth below, in accordance with the specification indicated, if any, and shall have all the powers which the undersigned would possess if personally present. The undersigned hereby revokes any prior proxy to vote at the Annual Meeting and hereby ratifies and confirms all that said Proxy may lawfully do by virtue hereof and thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Proposals

PLEASE MARK YOUR VOTE AS THIS EXAMPLE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTORS IN PROPOSAL 1, AND "FOR" PROPOSALS 2 AND 3.

NOMINEES:	
01 Christopher Missling	FOR ☐ AGAINST ☐ ABSTAIN ☐
02 Jiong Ma	FOR ☐ AGAINST ☐ ABSTAIN ☐
03 Claus van der Velden	FOR ☐ AGAINST ☐ ABSTAIN ☐
04 Athanasios Skarpelos	FOR ☐ AGAINST ☐ ABSTAIN ☐
05 Steffen Thomas	FOR ☐ AGAINST ☐ ABSTAIN ☐
06 Peter Donhauser, D.O.	FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

Proposal 3: To approve an amendment to the Company's 2022 Omnibus Incentive Plan.

FOR ☐ AGAINST ☐ ABSTAIN ☐

Signatures

______________________________ **2025**

Date

____

Signature(s) of Stockholders

____

Title (if applicable)

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

I PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING ☐

Address Change/Comments: If you noted any Address Changes and/or Comments, please mark box. ☐

CONTROL NUMBER

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